Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-4/A of Range Resources Corporation, of our report, dated January 20, 2016, with respect to our audit of estimates of proved reserves and future net revenues to the Memorial Resource Development Corp. interest, as of December 31, 2015. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

July 14, 2016